Exhibit 99

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports Fiscal 2013 Third-Quarter Results
Applied Technology and Aerostar Drive 4 Percent Year-Over-Year Sales Gain
Sioux Falls, SD-Nov. 20, 2012-Raven Industries, Inc. (NASDAQ: RAVN) today reported sales and earnings for its fiscal 2013 third quarter ended October 31, 2012.
For the third quarter, sales increased 4 percent to $97.0 million, from $93.3 million in the prior-year third quarter. Revenue growth resulted from strength in the Applied Technology Division along with the addition of Vista Research revenues in the Aerostar Division. Engineered Films sales declined slightly from record levels in the year-ago third quarter.
Raven's third-quarter net income was $10.9 million, or $0.30 per diluted share, down 5 percent from year-earlier net income of $11.4 million, or $0.31 per diluted share. All earnings-per-share amounts have been adjusted to reflect a two-for-one stock split effective July 25, 2012.
For the nine months, sales reached $316.6 million, an 11-percent increase from last year's $285.2 million. Net income grew 5 percent to $41.5 million, or $1.13 per diluted share, from $39.6 million, or $1.09 per diluted share, in fiscal 2012.
“There were encouraging developments within all of our divisions during the third quarter,” said Daniel A. Rykhus, president and chief executive officer. “Applied Technology sales benefited from our consistent investment in new products and international expansion. Within Aerostar, Vista Research revenues helped to moderate aerostat volatility. Engineered Films saw improved demand for construction films-and that helped offset a decline in energy sales. Our performance company-wide led to a 4 percent top-line gain.”
Guidance Products Drive Applied Technology to Record Levels
Sales in Applied Technology grew 12 percent to $39.5 million, versus $35.3 million last year. Operating income rose 6 percent, to $12.3 million, from $11.5 million. The bottom-line gain stemmed from relatively higher sales and was achieved despite ongoing investment in research, marketing and product development. Both the sales and operating income results were third-quarter records.
Said Rykhus, “We continue to see rising demand for our precision agricultural solutions-particularly Raven's advanced guided steering systems that enhance farm yields and reduce operating costs. Emerging and established markets benefit from the precision and resulting cost savings we bring via technology, as well as the ability to maximize yields, which is significant in challenging conditions, including drought.

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Raven Industries Fiscal 2013 Third-Quarter Results
November 20, 2012

“International sales remained strong in the third fiscal quarter, particularly in Brazil, Canada and South Africa. Domestically, we saw strong OEM demand as we enhance our product capabilities. The drought in the US has created some uncertainty in the marketplace, but overall, any sluggishness has been substantially offset by higher commodity prices and strong farm income.”
During the third quarter, Raven introduced its Envizio Pro XL™ field computer. Based on the company's popular Envizio Pro and Envizio Pro II field computers, the new device features a 10.4" color touchscreen display. The Envizio Pro XL utilizes the same operating system as its predecessors, but the larger touchscreen enhances the user experience with products like Raven's OmniRow advanced planter control system, or OmniSeed advanced air-seeder control system.
Noted Rykhus, “The Envizio Pro XL is just one example of our commitment to product development. Our new product initiatives are done in concert with our OEM and aftermarket channel partners-and this is part of what drives continued success in Applied Technology.”
Vista Research Fuels Aerostar Gains
Aerostar's sales in the third quarter were $26.4 million versus $24.2 million in the previous year's third quarter, a 9 percent gain. As previously disclosed, Raven realigned its Electronic Systems Division in the second quarter. Approximately 75 percent of Electronic Systems' sales went to Aerostar in the fiscal third quarter and the balance to Applied Technology. All sales and operating income amounts reflect the realignment.
Most of Aerostar's gain came from the addition of revenues from Vista Research, which was acquired in January 2012. Sales of high-altitude research balloons also increased. Aerostat sales of $1.4 million declined $700,000; electronics manufacturing services revenues were also lower. However, operating income rose 20 percent to $3.8 million from $3.2 million a year earlier.
Said Rykhus, “Despite a lack of aerostat sales in the third quarter, we were able to deliver year-over-year growth. This affirms our strategy of acquiring highly engineered products and businesses that occupy a unique market position-and Vista Research does just that. A leading provider of surveillance systems that enhance the effectiveness of radars using sophisticated signal processing algorithms, Vista's smart sensing radar systems, or SSRS, are employed in a host of advanced detection and tracking applications, including wide-area surveillance for border patrol and the military.”
Commented Rykhus, “We continue to develop opportunities to add stability and mitigate volatility in our Aerostar business, and ultimately drive longer-term growth with breakout potential. That said, we continue to manage the business responsibly, carefully controlling discretionary spending, staffing levels and R&D.”
Recently, the company confirmed that the high-altitude research balloons used by Austrian Felix Baumgartner in his record-setting Red Bull Stratos mission, were manufactured by Raven's Aerostar Division.

Engineered Films Keeps Gross Profit Percentage Despite Lower Demand
For the third quarter, Engineered Films posted sales of $33.3 million, compared to $34.9 million in the fiscal 2012 third quarter, a 5 percent reduction from last year's record level. Operating income declined 15 percent to $4.7 million, from $5.6 million in the prior-year period.

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Raven Industries Fiscal 2013 Third-Quarter Results
November 20, 2012

Said Rykhus, “We continue to see solid performance from Engineered Films. While energy and agricultural sales declined during the quarter, deliveries of construction films were higher. Moreover, we continue to believe that geomembrane films will be a rising part of our market mix for this division, due to the critical need to protect water and other environmental resources.
“Within Engineered Films we maintained our gross profit percentage-even with lower sales-through improved operating efficiencies. While the pounds of film sold is up about 10 percent for the nine months, we do have extrusion capacity to further grow this business-which we intend to do through R&D investments in new growth opportunities as well as enhancements to our existing product line,” Rykhus noted.
Attractive Cash Position Despite Increased Investments
At October 31, 2012, cash and investment balances were $48.1 million, up from $44.2 million a year ago. Increases in capital expenditures and the $12 million payment to acquire Vista Research, Inc., in the fourth quarter last year were offset by cash flows from operations. The company paid $3.8 million in dividends to shareholders ($0.105 per share) during the quarter. Accounts receivable increased to $55.5 million compared with $50.7 million at October 31, 2011. Inventories were $50.0 million, up from $49.9 million one year earlier. Average accounts receivable days outstanding increased year-over-year while inventory turns declined slightly. Nine-month operating cash flows increased to $58.0 million from $37.7 million in the prior year.
Building for the Future
Said Rykhus, “For the fourth quarter, we continue to see positive trends in Applied Technology. For the near-term, Aerostar continues to be impacted by a lack of aerostat orders. Within Engineered Films, we anticipate a challenging environment and tough year-over-year comparison. Given the company's year-to-date performance and a difficult fourth-quarter outlook, reaching our long-term earnings growth target of 10-15 percent is unlikely in the current year. However, we are pleased that we continue to expect a record year for sales and earnings, while managing the business to achieve our target longer term.”
Concluded Rykhus, “Helping customers solve great challenges-hunger, safety, environmental protection and energy independence-remains the driving force behind everything that we do. We're continuing to invest in the company, expanding both our base of fixed assets and portfolio of product lines. Raven's diversified business model enables us to weather near-term challenges, while continuing to grow and build for the future.”
Conference Call Information
Raven will host a conference call today, Tuesday, November 20, 2012, at 9:00 a.m. Central Time to discuss third-quarter performance. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. Alternatively, the live call can be accessed through the Investor Relations section of the company's website at http://investors.ravenind.com/. Please log on to the website at least 15 minutes early to register on the Events & Presentations page, and download and install any necessary audio software.
A replay of the conference call will be available two hours after the call ends through 11:59 p.m. CT on Friday, November 30, 2012. To access the replay, dial 1-855-859-2056 and enter conference ID: 60394664. A replay also will remain available on the company's website for 90 days following the call.

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Raven Industries Fiscal 2013 Third-Quarter Results
November 20, 2012

About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets. Visit www.RavenInd.com for more information.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company's primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company's largest customers-any of which could adversely affect any of the company's product lines-as well as other risks described in the company's 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information
At the Company:	At Padilla Speer Beardsley:
Tom Iacarella, Vice President and CFO	Matt Sullivan
605-336-2750	612-455-1700
Thomas.Iacarella@ravenind.com	msullivan@padillaspeer.com

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Raven Industries Fiscal 2013 Third-Quarter Results
November 20, 2012

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2012	2011	Fav (Unfav)Change	2012	2011	Fav (Unfav)Change
Net sales	$97,011	$93,300	4%	$316,600	$285,185	11%
Costs of goods sold	67,436	66,046		215,826	196,865
Gross profit	29,575	27,254	9%	100,774	88,320	14%

Research and development expenses	3,498	2,499		10,462	7,116
Selling, general and administrative expenses	9,705	7,880		28,101	22,122
Operating income	16,372	16,875	(3)%	62,211	59,082	5%

Other (expense), net	(56)	(4)		(204)	(93)
Income before income taxes	16,316	16,871	(3)%	62,007	58,989	5%

Income taxes	5,454	5,473		20,554	19,414
Net income	10,862	11,398	(5)%	41,453	39,575	5%

Net income attributable to the noncontrolling interest	3	8		5	8

Net income attributable to Raven Industries, Inc.	$10,859	$11,390	(5)%	$41,448	$39,567	5%

Net income per common share: (a)
basic	$0.30	$0.31	(3)%	$1.14	$1.09	5%
diluted	$0.30	$0.31	(3)%	$1.13	$1.09	4%

Weighted average common shares: (a)
basic	36,363	36,242		36,333	36,224
diluted	36,530	36,438		36,540	36,430

(a) All weighted average shares and earnings per share amounts have been adjusted to reflect the two-for-one stock split effective July 25, 2012.

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Raven Industries Fiscal 2013 Third-Quarter Results
November 20, 2012

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31
	2012	2011	Fav (Unfav)Change	2012	2011	Fav (Unfav)Change
Net sales (a)
Applied Technology	$39,534	$35,263	12%	$133,346	$112,716	18%
Engineered Films	33,316	34,947	(5)%	111,195	97,497	14%
Aerostar	26,385	24,173	9%	78,865	78,126	1%
Intersegment eliminations	(2,224)	(1,083)		(6,806)	(3,154)
Total Company	$97,011	$93,300	4%	$316,600	$285,185	11%

Operating income (a)
Applied Technology	$12,289	$11,547	6%	$47,248	$40,950	15%
Engineered Films	4,729	5,574	(15)%	20,727	14,987	38%
Aerostar	3,830	3,198	20%	7,581	12,972	(42)%
Intersegment eliminations	(25)	6		(87)	6
Total segment income	20,823	20,325		75,469	68,915
Corporate expenses	(4,451)	(3,450)	(29)%	(13,258)	(9,833)	(35)%
Total Company	$16,372	$16,875	(3)%	$62,211	$59,082	5%

(a) Effective June 1, 2012 the Company realigned the assets and team members of its Electronic Systems Division and deployed them into the Company's Aerostar and Applied Technology Divisions. The segment information presented for the three months and nine months ended October 31, 2012 and 2011 reflect this realignment.

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Raven Industries Fiscal 2013 Third-Quarter Results
November 20, 2012

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	October 31	January 31	October 31
	2012	2012	2011
ASSETS
Cash and cash equivalents	$48,087	$25,842	$44,223
Accounts receivable, net	55,462	60,759	50,661
Inventories	50,024	54,756	49,856
Other current assets	6,054	6,202	4,581
Total current assets	159,627	147,559	149,321

Property, plant and equipment, net	77,392	61,894	56,906
Other assets, net	35,156	36,250	16,910
	$272,175	$245,703	$223,137

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$13,262	$16,162	$17,568
Accrued and other liabilities	26,154	24,484	19,130
Total current liabilities	39,416	40,646	36,698

Other liabilities	19,178	24,467	13,582
Shareholders' equity	213,581	180,590	172,857
	$272,175	$245,703	$223,137

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Raven Industries Fiscal 2013 Third-Quarter Results
November 20, 2012

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands) (Unaudited)

	Nine Months Ended October 31,
	2012	2011
Cash flows from operating activities:
Net income	$41,453	$39,575
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9,595	6,481
Other operating activities, net	6,998	(8,327)
Net cash provided by operating activities	58,046	37,729

Cash flows from investing activities:
Capital expenditures	(22,840)	(22,070)
Other investing activities, net	(125)	405
Net cash used in investing activities	(22,965)	(21,665)

Cash flows from financing activities:
Dividends paid	(11,430)	(9,766)
Other financing activities, net	(1,396)	356
Net cash used in financing activities	(12,826)	(9,410)

Effect of exchange rate changes on cash	(10)	6

Net increase in cash and cash equivalents	22,245	6,660
Cash and cash equivalents at beginning of period	25,842	37,563
Cash and cash equivalents at end of period	$48,087	$44,223

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